Exhibit 2

CONFIDENTIAL

Fairness Review

For First Citizens Bancorporation, Inc.

September 2, 2005

Gary S. Penrose Managing Director 804-213-4301 gary.penrose@ryanbeck.com

Private and Confidential

The attached materials have been compiled and prepared by Ryan Beck & Co., Inc. solely for the use and information of the board of directors and management of First Citizens Bancorporation, Inc. Such materials are not intended for viewing by any other person or party for any purpose, and no such review should be undertaken without the prior written consent of Ryan Beck & Co., Inc. through one or more of its authorized officers.

Portions of the information contained herein are not publicly available and are not intended for public dissemination. The public disclosure or personal use of such information may be actionable under applicable federal and/or state securities laws.

Table of Contents

1. Transaction Summary

2. First Citizens Bancorporation, Inc. Overview

3. Valuation of First Citizens Bancorporation, Inc.

Discounted Cash Flow Analysis Peer Group Comparison

4. Premium Valuation

5. Repurchase Analysis

6. Conclusion

7. Ryan Beck Relationship

Tab 1

Transaction Summary

Transaction Summary

First Citizens Bancorporation, Inc. (“First Citizens” or the “Company”) has engaged Ryan Beck & Co. to assist it in a possible de-registration from the SEC. As part of this process, Ryan Beck will provide a “fair valuation” for shareholders who will be cashed-out should the Company make the decision to de-register from the SEC.

The Company’s management realizes that its projected tangible equity to assets ratio, after taking into consideration the share buy-back contemplated in this transaction, will be approximately 4.3%. First Citizens is comfortable with this ratio as its business plan has the Company increasing this ratio to above 5.0% in 2006.

This repurchase of shares will be accomplished by using a cash-out merger or a reverse stock split (the “Transaction”).

First Citizens is represented by Powell Goldstein, Atlanta, Georgia, which has been counsel in several “going private” transactions. Ryan Beck is represented by Pitney Hardin.

Transaction Summary

De-registering from the SEC will be accomplished by using a cash-out merger or a reverse stock split to reduce the number of current shareholders to below 300.

First Citizens has requested our opinion as investment bankers of the fair value of 30,053 shares, the estimated amount to be repurchased as part of the Transaction, of the Company’s common stock. The estimated number of shares to be redeemed through the Transaction is equal to approximately 3.3% of the total outstanding shares. The consummation of the Transaction will reduce First Citizens’ shareholder base to 200 shareholders, a 79.5% reduction in the number of current shareholders. The Transaction will target shareholders owning less than 167 shares.

The fair value range that we provide is expected to be used by First Citizens’ Board of Directors to support their determination of an offer price for its shareholders that will be cashed-out as a result of the Transaction.

Transaction Summary

The Company has a two class common stock structure with 862,505 shares being voting stock and 36,409 being non-voting stock. Since the shares that will be repurchased do not include any of the non-voting stock, Ryan Beck has not assigned a value to those shares.

By factoring in a premium to the estimated current market value of First Citizens’ common stock, we were able to determine a fair value range of $700.00 to $770.00 per share. First Citizens trades on the OTC Bulletin Board. The Company’s common stock has traded approximately 72 shares per day over the last year. The weekly average trading volume represents 0.04% of the Company’s current shares outstanding. We have factored in the most recent market value of $572.00 into our analysis.

Transaction Summary

Ryan Beck believes it has followed the court rulings for determining fair value and to arrive at the appropriate repurchase price range. However, courts have not provided a precise formula. It is ultimately the responsibility of the Board of Directors to set the repurchase price.

Ryan Beck has been advised by First Citizens’ counsel that the Company will pay “fair value” as determined under South Carolina law.

“Fair Value” is defined under South Carolina law as:

The value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.

Transaction Summary

South Carolina case law provides additional guidance regarding the definition of “fair value.” South Carolina courts have explained that “fair value” means the “intrinsic value” of the shares, with the company viewed as an established and ongoing business. Although each transaction must be evaluated on its own facts and circumstances, South Carolina courts have determined that the following three factors should ordinarily be considered and accorded appropriate relative weight in computing stock value:

Net asset value Market value

Earnings or investment value

By determining a fair market value based upon the Comparable Peer Analysis, Ryan Beck eliminated the lack of marketability discount. Additionally, Ryan Beck added a premium to the fair market value of First Citizens common stock to eliminate the minority share discount. The premium was also incorporated in the Discounted Cash Flow Analysis by increasing the terminal value range.

Transaction Summary

As part of the valuation process, Ryan Beck has:

Performed due diligence of the Company to identify the Company’s strengths/weaknesses and future prospects.

Discussed with management the financial condition, businesses, assets, earnings and management’s views about the future performance of the Company.

Reviewed certain publicly available financial information, both audited and unaudited, as well as other internally generated financial reports.

Reviewed certain financial forecasts and projections of First Citizens prepared by its management.

Reviewed certain information about the market prices and trading history of the common stock of First Citizens.

Reviewed certain aspects of the financial performance of First Citizens and compared it to similar available financial and stock trading data for a peer group of selected financial institutions.

Transaction Summary

The cost of the Transaction will be financed with cash on hand.

One-time expenses have been estimated by management and included in the total cost of the Transaction. They are summarized as follows:

Legal:	$50,000
Accounting:	$2,500
Ryan	Beck: $75,000
Printing:	$15,000
Misc.:	$7,500
Total:	$150,000

First Citizens has provided an estimated annual pre-tax cost savings amount of $1,345,000 related to the de-registration of their securities.

Tab 2

First Citizens Bancorporation, Inc. Overview

Financial Highlights

(Dollars in Thousands)

As	of or for the Year ended December 31, As of or for the 6 months ended
2001	2002 2003 2004 06/30/2005
Balance	Sheet
Total	Assets 3,574,680 3,787,876 4,301,815 4,533,651 4,991,346
Total	Net Loans 2,222,024 2,372,091 2,888,721 3,080,574 3,260,529
Deposits	3,014,954 3,276,008 3,714,577 3,848,373 4,131,255
Total	Equity 270,915 303,584 339,583 369,456 389,018
Profitability	(%)
Net	Income ($ 000) 33,876 39,048 39,883 36,709 21,155
Return	on Average Assets 0.98 1.06 0.97 0.82 0.87
Return	on Average Equity 13.24 13.47 12.39 10.39 11.12
Net	Interest Margin 4.18 4.37 3.99 3.79 3.73
Efficiency	Ratio 63.29 59.98 61.62 67.13 64.16
Noninterest	Inc/ Operating Rev 24.73 25.02 28.04 26.37 26.03
Balance	Sheet Ratios/ Capital (%)
Loans/	Deposits 73.58 73.26 78.93 81.18 80.02
Securities/	Assets 25.17 24.18 21.44 19.95 19.61
Total	Equity/ Total Assets 7.58 8.01 7.89 8.15 7.79
Tangible	Equity/ Tangible Assets 6.44 7.03 6.50 7.02 6.34
Tier	1 Ratio 11.33 11.76 10.32 12.44 11.20
Total	Capital Ratio 12.59 13.01 12.18 14.18 14.90
Leverage	Ratio 7.34 7.91 7.29 8.88 8.09

Financial Highlights

(Dollars in Thousands)

As	of or for the Year ended December 31, As of or for the 6 months ended
2001	2002 2003 2004 06/30/2005
Asset	Quality (%)
Nonperforming	Assets/ Assets 0.16 0.16 0.25 0.20 0.25
NCOs/	Avg Loans 0.25 0.33 0.21 0.20 0.13
Reserves/	Loans 1.78 1.79 1.74 1.40 1.36
Reserves/	NPAs 687.25 695.89 486.00 488.77 367.05
Loan	Loss Provision/ NCO 161.00 133.03 174.03 11.35 116.87
Per	Share Information ($)
Common	Shares Outstanding (Actual) 925,949 911,244 905,481 898,914 898,914
Avg	Shares, Diluted EPS 933,480 917,426 907,770 901,791 898,914
Book	Value Per Share 289.12 329.67 371.60 407.54 429.31
Tangible	BV Per Share 241.98 285.65 300.98 346.43 343.07
Dividends	1.0000 1.0000 1.2000 1.4000 0.70
Diluted	EPS after Extraordinary 36.12 42.38 43.78 40.52 23.44
EPS	Growth (year over year) (%) 23.4 17.3 3.3 -7.5 29.79

Stock Price Performance – One Year

One Year Price Performance

25.0% 20.0% 15.0% 10.0% 5.0% 0.0% -5.0% -10.0%

9/3/2004 10/3/2004 11/3/2004 12/3/2004 1/3/2005 2/3/2005 3/3/2005 4/3/2005 5/3/2005 6/3/2005 7/3/2005 8/3/2005

FCBN NASDAQ Bank Bank $1B - $5B

Price / Volume Analysis – One Year

Volume

2,500 2,000 1,500 1,000 500 0

9/3/04 9/24/04 10/15/04 11/5/04 11/26/04 12/17/04 1/7/05 1/28/05 2/18/05 3/11/05 4/1/05 4/22/05 5/13/05 6/3/05 6/24/05 7/15/05 8/5/05 8/26/05

$610.00 $600.00 $590.00 $580.00 $570.00 $560.00 $550.00 $540.00 $530.00 $520.00 $510.00 $500.00 $490.00

Price

Volume Price

Tab 3

Valuation of First Citizens Bancorporation, Inc.

Discounted Cash Flow Analysis Peer Group Comparison

Discounted Cash Flow Analysis

Discounted Cash Flow Analysis

First Citizens Bancorporation, Inc. Provided Assumptions:

5	years of earnings projections were provided:
2005:	$43.9 million
2006:	$47.4 million
2007:	$50.5 million
2008:	$53.7 million
2009:	$56.9 million

Resulting 5-year CAGR from earnings projections of approximately 6.5%

Asset growth rate of 6.3%. Tax rate of 36.0%.

A minimum capital ratio of 5.0%. Adjusting the Company’s capital ratios as of June 30, 2005, to reflect the acquisition of Summit Financial Corporation (transaction closed July 1, 2005) resulted in a tangible equity to assets ratio of approximately 4.7%. First Citizens expects this ratio to grow back to 5.0% in 2006 and remain above this level thereafter.

Discounted Cash Flow Analysis

Discounted Cash Flow Analysis Assumptions Cont.

The discount rate range of 12.0% - 14.0% is based on the historical equity returns of the banking industry.

The terminal multiple range of 13.0x – 15.0x is based on historical trading multiples of the banking industry.

Discounted Cash Flow Analysis

(Dollars in thousands, except per share data)

MAINTAIN TANGIBLE EQUITY RATIO OF 5.00%.

FIRST CITIZENS BANCORPORATION, INC. EARNINGS AS ESTIMATES

ASSUMES NO RESTRUCTURING CHARGE

Five	Year Projections
2005	2006 2007 2008 2009
Beginning	Equity (a) $402,221 $420,585 $431,341 $443,956 $458,054
Unadjusted	Net Income (a,b) 43,930 47,421 50,478 53,660 57,148
After	Tax Income Impact (c) 72 (473) (1,251) (2,037) (2,841)
Synergies/Restructuring	Charge (d) 0 0 0 0 0
Adjusted	Net Income (e) $44,001 $46,949 $49,227 $51,623 $54,307
Dividends	(f) (25,637) (36,193) (36,612) (37,526) (37,739)
Ending	Equity 420,585 431,341 443,956 458,054 474,623
Intangibles	(g) 141,204 133,530 126,617 119,992 114,616
Ending	Tangible Equity $279,382 $297,811 $317,340 $338,062 $360,007
Net	Change in Equity (h) (24,297) (34,747) (35,072) (35,889) (35,996)
Cumulative	Change in Equity (21,103) (55,850) (90,922) (126,811) (162,806)
Total	Assets (a,b) $5,728,836 $6,089,753 $6,473,407 $6,881,232 $7,314,749
Asset	Growth Rate 8.04% 6.30% 6.30% 6.30% 6.30%
Net	Income Growth Rate (i) NM 6.70% 4.85% 4.87% 5.20%
Return	on Average Assets 0.77% 0.80% 0.80% 0.80% 0.81%
Adjusted	ROAA 0.77% 0.79% 0.78% 0.77% 0.77%
Adjusted	ROAE 10.70% 11.02% 11.25% 11.45% 11.65%
Equity	/ Assets 7.34% 7.08% 6.86% 6.66% 6.49%
Tangible	Equity/ Tangible Assets 5.00% 5.00% 5.00% 5.00% 5.00%

Discounted Cash Flow Analysis

Aggregate Net Present Value - Per Share (j)

Discount	Rate: 12.00% 13.00% 14.00%
Terminal	Year 13.00 $636.10 $609.66 $584.58
Multiple	of Earnings 14.00 $674.98 $646.79 $620.05
Adj.	for Intangible Amortization (k) 15.00 $713.86 $683.92 $655.51

Discounted Cash Flow Analysis

Footnotes

Methodology: The Discounted Dividend Analysis produces values given earnings estimates and projections of achievable synergies, over a range of discount rates and terminal year earnings multiples. An initial dividend for tangible capital in excess of a specified target is assumed; earnings in subsequent years are adjusted to reflect the opportunity cost of this distribution. Earnings in excess of those required to maintain

First Citizens Bancorporation, Inc.’s tangible equity ratio at the specified targets are dividendable. It should be noted that “Synergies” is defined as cost savings and revenue enhancements which are assumed to approximate 0.00% of First Citizens Bancorporation, Inc.’s non-interest expenses in 2006.

* Present value = NPV of dividend stream plus terminal year multiple applied to net income less intangible amortization.

(a) Beginning equity for First Citizens Bancorporation, Inc. represents total equity for the period ended June 30, 2005, after an initial dividend to reduce First Citizens Bancorporation, Inc.’s tangible equity to assets to specified target tangible capital levels.

(b) Earnings assumption based on First Citizens Bancorporation, Inc. projections for 2005, and are assumed to grow at 6.50% per annum thereafter.

Asset projections are assumed to grow at an annual rate of 6.30%.

(c) Assumes a pre-tax rate of 3.50% is earned/(lost) on any capital retained/(dividended) in excess of assumed regular dividend payout.

Assumes a tax rate of 36.00%.

(d)	No synergies/revenue enhancements are assumed.
(e)	Adjusted for income impact of paying dividends in excess of assumed regular dividend payout ratio.
(f)	Assumed to pay the maximum dividend possible while maintaining a tangible equity/asset ratio of 5.00%.
(g)	Intangibles assumed to be amortized at a rate of $7,674 in 2006, $6,913 in 2007, $6,625 in 2008 and $5,376 in 2009.
(h)	Represents dividends paid in excess of estimated payout ratio of 3.05%.
(i)	Includes income impact of cumulative increase (decrease) in equity.
(j)	Per share data is based on 898,914 diluted shares outstanding.

(k) The terminal year multiple, when applied to terminal year adjusted earnings produces a value which approximates the net present value of the earnings in perpetuity, given certain assumptions regarding growth rates and discount rates.

Peer Group Comparison

Peer Group Comparison

Ryan Beck chose the following peer group based upon following parameters that were deemed most comparable to First Citizens’ overall performance:

Publicly traded.

Located in the Southeast and Mid-Atlantic. Comparable profitability – LTM ROAA > 0.75%. Assets between $2 billion and $10 billion.

Excludes companies that have entered into an agreement to be acquired.

Query resulted in 27 companies that trade on the Nasdaq, AMEX or NYSE.

Peer Group Comparison

First	Citizens Bancorporation, Inc. (1) Peer Median (1) First Citizens Bancorporation, Inc. Percentile Rank (2)
Capitalization
Total	Assets (000s) $ 4,991,346 $ 4,381,364 67%
Total	Deposits (000s) 4,131,255 2,977,517 81%
Total	Shareholders’ Equity (000s) 389,018 342,852 52%
Total	Equity / Assets* 7.34% 9.43% 11%
Tangible	Equity / Tangible Assets* 4.72 6.62 4%
Leverage	Ratio* 6.92 8.09 15%
Tier	I Capital / Risk-Adj Assets* 8.86 11.03 11%
Total	Capital / Risk-Adj Assets* 12.44 12.25 59%
Asset	Quality
Non-Performing	Loans / Loans 0.32 0.37 65%
Loan	Loss Reserves / NPLs 425.87 311.93 67%
Loan	Loss Reserves / Loans 1.36 1.16 74%
Non-Performing	Assets / Assets 0.25 0.30 59%
Non-Performing	Assets / Equity 3.16 3.22 54%
Loan	& Deposit Composition
Total	Loans / Total Assets 66.23 65.04 59%
Total	Loans / Deposits 80.02 94.27 22%
1-4	Family Loans / Total Loans 50.66 33.01 96%
5+	Family Loans / Total Loans 0.29 2.21 4%
Construction	& Developmental Loans / Total Loans 4.80 9.80 30%
Other	Real Estate Loans / Total Loans 16.93 25.04 11%
Real	Estate Loans/Total Loans 72.68 72.86 48%
Consumer	Loans / Total Loans 15.48 6.79 78%
Commercial	Loans / Total Loans 7.16 13.34 11%
Non-Interest	Bearing Deposits/Total Deposits 18.28 16.06 70%
Transaction	Accounts/Total Deposits 67.45 60.81 81%
Total	CD’s/Total Deposits 32.55 39.19 19%
Time	Deposits > $100,000 / Total Deposits 6.55 12.32 11%
(1)	For the 12 months ended June 30, 2005.
(2)	The highest rank is 100% (from largest to smallest or best performer to worst in category).
*	Pro forma for the Summit Financial Corporation acquisition.

Peer Group Comparison

First	Citizens Bancorporation, Inc. (1) Peer Median (1) First Citizens Bancorporation, Inc. Percentile Rank (2)
Performance
Return	on Average Assets 0.89% 1.20% 11%
Return	on Average Equity 11.23 13.76 26%
Net	Interest Margin 3.79 3.87 37%
Non	Interest Income / Average Assets 1.20 1.33 48%
Non	Interest Expense/Avg Assets 3.25 2.80 22%
Efficiency	Ratio 65.44 57.69 11%
Growth	Rates
Asset	Growth 12.00 6.78 67%
Loan	Growth Rate 8.49 9.48 33%
Deposit	Growth Rate 9.00 7.12 56%
Revenue	Growth Rate 3.13 11.97 4%
Market	Statistics
Stock	Price at September 2, 2005 $572.00
Price	/ LTM EPS 12.46 x 15.95 x
Price	/ 2005E EPS 11.70 15.20
Price	/ Book Value* 133.24% 209.38%
Price	/ Tangible Book Value* 214.10 275.18
Market	Capitalization ($M) $514.18 $713.66
Dividend	Yield 0.24% 2.91%
Insider	Ownership 45.29 8.08
LTM	Average Daily Volume (actual) 72 45,474
Weekly	Volume / Shares Outstanding 0.04% 0.80%
(1)	For the 12 months ended June 30, 2005.
(2)	The highest rank is 100% (from largest to smallest or best performer to worst in category).
*	Pro forma for the Summit Financial Corporation acquisition.

Peer Group Comparison

Tg. Equity / Assets (%)*		Revenue Growth (%)		Reserves / NPLs (%)		NPA's/ Assets (%)	
STBA	9.55	RNST	28.93	ALAB	714.30	MSBK	0.66
CHCO	8.91	LBAI	28.87	CHCO	675.45	FNB	0.65
HBHC	8.75	YANB	26.03	STBA	564.01	WL	0.61
MSBK	8.16	UCBI	22.16	SLFI	559.97	LBAI	0.59
HNBC	8.08	SNBC	20.96	HBHC	552.28	RNST	0.58
TMP	8.02	FCF	20.73	HNBC	534.98	TRMK	0.45
UBSI	7.30	ALAB	20.56	UBSI	458.31	SNBC	0.45
SLFI	7.28	NPBC	19.76	UCBI	435.00	SFNC	0.41
TRMK	7.27	SUSQ	19.23	RNST	434.93	PBKS	0.38
ALAB	7.14	SLFI	19.13	**FCBN**	**425.87**	FCTR	0.35
SUSQ	7.08	PBKS	19.12	NPBC	394.89	NPBC	0.31
SFNC	7.01	WSBC	14.05	FCF	365.50	NBTB	0.31
FCTR	6.64	MSBK	12.81	NBTB	355.89	WSBC	0.30
UBH	6.62	UBH	11.97	SUSQ	326.47	CBU	0.30
FCF	6.45	HNBC	10.68	YANB	311.93	TMP	0.27
NBTB	6.45	CBU	9.83	SFNC	303.21	SUSQ	0.25
WSBC	6.24	FCTR	9.49	UBH	298.80	**FCBN**	**0.25**
WL	6.03	HBHC	8.92	WSBC	295.66	YANB	0.24
CBU	5.99	UBSI	8.72	FCTR	294.50	UCBI	0.24
RNST	5.95	FNB	8.58	CBU	257.01	STBA	0.22
PBKS	5.84	SFNC	8.28	TMP	243.16	HBHC	0.21
YANB	5.77	WL	7.19	MSBK	218.68	FCF	0.20
UCBI	5.47	CHCO	6.96	PBKS	206.74	UBSI	0.18
NPBC	5.33	TMP	6.48	TRMK	201.63	UBH	0.18
SNBC	5.01	STBA	5.39	SNBC	177.72	SLFI	0.13
LBAI	4.98	NBTB	5.23	FNB	165.63	HNBC	0.13
FCBN	**4.72**	**FCBN**	**3.13**	WL	156.46	CHCO	0.13
FNB	4.47	TRMK	-0.48	LBAI	141.51	ALAB	0.13
FCBN Percentile	**3.7%**		**3.7%**		**66.6%**		**59.3%**



** Pro forma for the Summit Financial Corporation acquisition.*

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RYAN BECK & CO.
Excellence in Financial Services

Peer Group Comparison

LTM ROAA (%)		LTM ROAE (%)		Net Interest Margin (%)		Efficiency Ratio (%)	
CHCO	2.05	CHCO	20.61	SLFI	4.84	SNBC	69.30
STBA	1.89	FNB	17.89	HBHC	4.43	SUSQ	68.10
WL	1.60	WL	16.66	CHCO	4.34	RNST	66.69
UBSI	1.57	STBA	16.54	CBU	4.29	**FCBN**	**65.44**
HBHC	1.40	UBH	16.44	MSBK	4.29	SLFI	64.78
SLFI	1.39	TMP	15.84	SFNC	4.14	SFNC	61.93
TMP	1.34	NBTB	15.71	TMP	4.13	PBKS	61.81
HNBC	1.32	UBSI	15.70	RNST	4.09	LBAI	60.66
MSBK	1.31	HNBC	14.62	STBA	4.04	UCBI	59.50
TRMK	1.29	FCTR	14.30	UCBI	4.03	ALAB	59.30
CBU	1.25	TRMK	14.19	NBTB	4.02	WSBC	58.65
FNB	1.21	HBHC	13.94	NPBC	3.93	FCTR	58.48
NBTB	1.21	SLFI	13.77	FNB	3.90	HBHC	58.14
NPBC	1.20	UCBI	13.76	ALAB	3.87	WL	57.88
ALAB	1.16	YANB	13.55	UBSI	3.83	FNB	57.69
PBKS	1.14	NPBC	12.56	LBAI	3.80	FCF	57.39
SFNC	1.05	PBKS	11.97	TRMK	3.80	TRMK	57.02
UCBI	1.05	MSBK	11.77	**FCBN**	**3.79**	TMP	56.71
UBH	1.04	ALAB	11.74	SUSQ	3.70	NPBC	56.38
RNST	1.01	CBU	11.72	WL	3.63	NBTB	55.01
FCTR	1.00	**FCBN**	**11.23**	SNBC	3.58	CBU	53.27
WSBC	0.99	SFNC	10.79	PBKS	3.54	MSBK	53.08
SUSQ	0.97	WSBC	10.63	WSBC	3.51	HNBC	52.79
LBAI	0.90	RNST	9.91	UBH	3.45	YANB	52.58
FCBN	**0.89**	LBAI	9.82	HNBC	3.38	UBH	50.48
YANB	0.77	SUSQ	9.67	FCF	3.36	UBSI	48.66
FCF	0.75	FCF	8.82	FCTR	3.07	CHCO	46.41
SNBC	0.63	SNBC	7.01	YANB	2.99	STBA	42.75
FCBN Percentile	**11.1%**		**25.9%**		**37.0%**		**11.2%**

Average Percentile Rank **27.3%**



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RYAN BECK & CO.
Excellence in Financial Services

Peer Group Comparison

Name	Ticker	State	Number of Offices	Exchange	Total Assets ($000)	% Insider Ownership (%)	Average Daily Volume (Actual)	Weekly Volume/ Shares Out. (%)
Alabama National BanCorporation	ALAB	AL	82	NASDAQ	5,686,127	20.00	26,721	0.78
City Holding Company	CHCO	WV	71	NASDAQ	2,508,410	6.97	43,495	1.21
Community Bank System, Inc.	CBU	NY	127	NYSE	4,314,029	8.08	91,914	1.52
F.N.B. Corporation	FNB	PA	148	NYSE	5,701,883	3.00	138,530	1.23
First Charter Corporation	FCTR	NC	58	NASDAQ	4,633,236	6.64	51,762	0.85
First Commonwealth Financial Corp.	FCF	PA	107	NYSE	6,181,749	6.58	122,103	0.87
Hancock Holding Company	HBHC	MS	102	NASDAQ	4,789,065	17.38	48,661	0.75
Harleysville National Corporation	HNBC	PA	44	NASDAQ	3,032,588	7.70	33,387	0.64
Lakeland Bancorp, Incorporated	LBAI	NJ	48	NASDAQ	2,099,244	15.40	29,389	0.69
Main Street Banks, Inc.	MSBK	GA	23	NASDAQ	2,371,423	26.68	53,938	1.26
National Penn Bancshares, Inc.	NPBC	PA	80	NASDAQ	4,593,900	8.48	44,865	0.65
NBT Bancorp Inc.	NBTB	NY	115	NASDAQ	4,381,364	6.83	40,891	0.63
Provident Bankshares Corporation	PBKS	MD	152	NASDAQ	6,407,388	3.10	137,097	2.08
Renasant Corporation	RNST	MS	55	NASDAQ	2,353,385	8.53	9,695	0.47
S&T Bancorp, Inc.	STBA	PA	51	NASDAQ	3,095,177	7.68	48,755	0.93
Simmons First National Corporation	SFNC	AR	76	NASDAQ	2,530,385	4.27	16,520	0.57
Sterling Financial Corporation	SLFI	PA	63	NASDAQ	2,822,883	4.70	35,816	0.62
Sun Bancorp, Inc.	SNBC	NJ	74	NASDAQ	3,140,962	37.92	26,341	0.73
Susquehanna Bancshares, Inc.	SUSQ	PA	156	NASDAQ	7,367,424	2.25	128,621	1.38
Tompkins Trustco, Inc.	TMP	NY	35	AMEX	2,042,404	11.50	6,950	0.39
Trustmark Corporation	TRMK	MS	161	NASDAQ	8,104,399	16.82	109,873	0.97
U.S.B. Holding Co., Inc.	UBH	NY	28	NYSE	2,878,782	39.74	26,802	0.65
United Bankshares, Inc.	UBSI	WV	89	NASDAQ	6,528,700	13.63	106,374	1.25
United Community Banks, Inc.	UCBI	GA	81	NASDAQ	5,540,242	17.36	46,542	0.61
WesBanco, Inc.	WSBC	WV	87	NASDAQ	4,496,760	5.09	45,474	1.02
Wilmington Trust Corporation	WL	DE	52	NYSE	9,790,900	6.62	144,020	1.06
Yardville National Bancorp	YANB	NJ	24	NASDAQ	2,930,413	18.82	17,063	0.80
Median			76		4,381,364	8.08	45,474	0.80
First Citizens Bancorporation, Inc.	**FCBN**	**SC**	**176**	**OTC BB**	**4,991,346**	**45.29**	**72**	**0.04**

Page 30

RYAN BECK & CO.
Excellence in Financial Services

Peer Group Comparison

Ryan Beck’s objective in preparing a comparable peer group analysis is to determine the implied price range that First Citizens would trade at if its shares were liquid and traded on a major stock exchange. By making this adjustment, Ryan Beck eliminated the lack of marketability discount in First Citizens’ share value range.

In reviewing First Citizens’ financial performance against the peer group, the results have shown that First Citizens ranks at the 27.3rd percentile overall with respect to balance sheet statistics and performance measures.

Ryan Beck adjusted the Company’s equity to assets, tangible equity to assets, book value and tangible book value to reflect the Summit Financial Corporation acquisition that closed on July 1, 2005. Ryan Beck noted that First Citizens’ book value remained the same, however the equity to assets ratio, tangible equity to assets ratio and tangible book value declined from 7.79%, 6.34% and $343.07 to 7.34%, 4.72% and $267.16, respectively.

Peer Group Comparison

The average of the implied values for First Citizens produced by the peer group is $694.25 per share.

Price/LTM	EPS Price/2005E EPS Price/TBV Average
Peer	Group @ 27.3rd Percentile 15.41x 14.89x 2.42x
First	Citizens Bancorporation, Inc. $45.90 $48.87^ $267.16*
Implied	Value Per Share $707.32 $727.57 $647.87 $694.25

^ Per management

*	Pro forma for the Summit Financial Corporation acquisition.

Market Value Conclusion

Implied	Value Per Share
Discounted	Cash Flow Analysis $646.79
Peer	Group Analysis $694.25
Recent	Market Value $572.00
Average	$637.68

By taking the average of the implied values produced from the discounted cash flow analysis and the peer group analysis, and the Company’s recent market value, Ryan Beck believes that the estimated current market value of First Citizens’ common stock is $637.68 per share.

Tab 4

Premium Valuation

Premium Valuation

In the Comparable Peer Group analysis, Ryan Beck eliminated the lack of marketability discount. Ryan Beck used a 10.0% - 20.0% premium to eliminate the minority share discount in the implied valuation range.

A typical premium falls in the range of 10.0% - 20.0% of the implied market value. Applying this range to the estimated current market value of First Citizens’ common stock established in the previous section results in the following per share values. Estimated current market value = $637.68

Implied value per share based on:

10% Premium = $701.45 15% Premium = $733.33 20% Premium = $765.22

Premium Valuation – Discounted Cash Flow Analysis

Based on the historical trading multiple range of 13.0x – 15.0x for the banking industry, Ryan Beck assumed a terminal multiple range of 15.5x – 17.5x to factor in a premium.

Incorporating a premium into the terminal multiple range while keeping all other assumptions the same produced the following per share value range.

Aggregate Net Present Value -Per Share (j)

Discount	Rate: 12.00% 13.00% 14.00%
Terminal	Year 15.50 $733.30 $702.48 $673.25
Multiple	of Earnings 16.50 $772.18 $739.61 $708.72
Adj.	for Intangible Amortization (k) 17.50 $811.06 $776.74 $744.18

Premium Valuation – Discounted Cash Flow Analysis

(Dollars in thousands, except per share data)

MAINTAIN TANGIBLE EQUITY RATIO OF 5.00%.

FIRST CITIZENS BANCORPORATION, INC. EARNINGS AS ESTIMATES

ASSUMES NO RESTRUCTURING CHARGE

Five	Year Projections
2005	2006 2007 2008 2009
Beginning	Equity (a) $402,221 $420,585 $431,341 $443,956 $458,054
Unadjusted	Net Income (a,b) 43,930 47,421 50,478 53,660 57,148
After	Tax Income Impact (c) 72 (473) (1,251) (2,037) (2,841)
Synergies/Restructuring	Charge (d) 0 0 0 0 0
Adjusted	Net Income (e) $44,001 $46,949 $49,227 $51,623 $54,307
Dividends	(f) (25,637) (36,193) (36,612) (37,526) (37,739)
Ending	Equity 420,585 431,341 443,956 458,054 474,623
Intangibles	(g) 141,204 133,530 126,617 119,992 114,616
Ending	Tangible Equity $279,382 $297,811 $317,340 $338,062 $360,007
Net	Change in Equity (h) (24,297) (34,747) (35,072) (35,889) (35,996)
Cumulative	Change in Equity (21,103) (55,850) (90,922) (126,811) (162,806)
Total	Assets (a,b) $5,728,836 $6,089,753 $6,473,407 $6,881,232 $7,314,749
Asset	Growth Rate 8.04% 6.30% 6.30% 6.30% 6.30%
Net	Income Growth Rate (i) NM 6.70% 4.85% 4.87% 5.20%
Return	on Average Assets 0.77% 0.80% 0.80% 0.80% 0.81%
Adjusted	ROAA 0.77% 0.79% 0.78% 0.77% 0.77%
Adjusted	ROAE 10.70% 11.02% 11.25% 11.45% 11.65%
Equity	/ Assets 7.34% 7.08% 6.86% 6.66% 6.49%
Tangible	Equity/ Tangible Assets 5.00% 5.00% 5.00% 5.00% 5.00%

Premium Valuation – Discounted Cash Flow Analysis

Footnotes

Methodology: The Discounted Dividend Analysis produces values given earnings estimates and projections of achievable synergies, over a range of discount rates and terminal year earnings multiples. An initial dividend for tangible capital in excess of a specified target is assumed; earnings in subsequent years are adjusted to reflect the opportunity cost of this distribution. Earnings in excess of those required to maintain

First Citizens Bancorporation, Inc.’s tangible equity ratio at the specified targets are dividendable. It should be noted that “Synergies” is defined as cost savings and revenue enhancements which are assumed to approximate 0.00% of First Citizens Bancorporation, Inc.’s non-interest expenses in 2006.

* Present value = NPV of dividend stream plus terminal year multiple applied to net income less intangible amortization.

(a) Beginning equity for First Citizens Bancorporation, Inc. represents total equity for the period ended June 30, 2005, after an initial dividend to reduce First Citizens Bancorporation, Inc.’s tangible equity to assets to specified target tangible capital levels.

(b) Earnings assumption based on First Citizens Bancorporation, Inc. projections for 2005, and are assumed to grow at 6.50% per annum thereafter.

Asset projections are assumed to grow at an annual rate of 6.30%.

(c) Assumes a pre-tax rate of 3.50% is earned/(lost) on any capital retained/(dividended) in excess of assumed regular dividend payout.

Assumes a tax rate of 36.00%.

(d)	No synergies/revenue enhancements are assumed.
(e)	Adjusted for income impact of paying dividends in excess of assumed regular dividend payout ratio.
(f)	Assumed to pay the maximum dividend possible while maintaining a tangible equity/asset ratio of 5.00%.
(g)	Intangibles assumed to be amortized at a rate of $7,674 in 2006, $6,913 in 2007, $6,625 in 2008 and $5,376 in 2009.
(h)	Represents dividends paid in excess of estimated payout ratio of 3.05%.
(i)	Includes income impact of cumulative increase (decrease) in equity.
(j)	Per share data is based on 898,914 diluted shares outstanding.

(k) The terminal year multiple, when applied to terminal year adjusted earnings produces a value which approximates the net present value of the earnings in perpetuity, given certain assumptions regarding growth rates and discount rates.

Summary of Premium Values

Premium	Over Current Market Value
10%	15% 20%
Current	Market Value - $ 637.68 $ 701.45 $ 733.33 $ 765.22
Low	Midpoint High
Discounted	Cash Flow Analysis $ 673.25 $ 739.61 $ 811.06
Average	of Premium Values
Low	Midpoint High
Average	Value $ 687.35 $ 736.47 $ 788.14

Tab 5

Repurchase Analysis

Repurchase Analysis

(dollars in thousands except per share data)

Proforma for Stock Repurchase of

Financials	as of 06/30/05. 3.34% 3.34% 3.34%
Repurchase	Data Repurchased at Price of
Repurchase	Price $637.68 $700.00 $735.00 $770.00
Premium	to Current Market Value 9.77% 15.26% 20.75%
Source	of Cash and Amount Cash $21,187 $22,239 $23,291
After-tax	Cost of Cash 2.24% 2.24% 2.24% 2.24%
Shares	Repurchased (000’s) 30 30 30
Basic	Shares Outstanding 899 869 869 869
Diluted	Shares Outstanding - 2005 899 891 891 891
Diluted	Shares Outstanding - 2006 899 869 869 869
Income	Statement Data
Net	Income (2005 Est. of $48.87 per share) $43,930 $43,930 $43,930 $43,930
Income	Adjustment 1/ 96 90 84
Proforma	Net Income 44,026 44,020 44,014
Net	Income (2006 Est. of $52.75 per share) $47,421 $47,421 $47,421 $47,421
Income	Adjustment 1/ 383 359 336
Proforma	Net Income 47,804 47,781 47,757
Balance	Sheet Data
Assets	5,302,599 5,281,412 5,280,360 5,279,308
Average	Assets 4,764,302 4,743,115 4,742,063 4,741,011
Risk-adjusted	Assets 3,723,739 3,708,860 3,708,122 3,707,383
Total	Equity 389,018 367,831 366,779 365,727
Goodwill	and Intangible Assets 145,750 145,750 145,750 145,750
Tangible	Equity 243,268 222,081 221,029 219,977
Average	Equity 369,232 348,045 346,993 345,941
Preferred	Equity 3,111 3,111 3,111 3,111
Trust	Preferred 100,000 100,000 100,000 100,000
Qualifying	Tier 1 TP & Pref. 103,111 103,111 103,111 103,111
Sub	Debt 86,756 86,756 86,756 86,756

Footnotes

Note: Balance sheet is adjusted for the Summit transaction. Repurchase occurs on September 30, 2005. 1/ Includes estimated pre-tax cost savings of $1,345.

Repurchase Analysis

(dollars in thousands except per share data)

Proforma for Stock Repurchase of

3.34%	3.34% 3.34%
Repurchase	Price $637.68 $700.00 $735.00 $ 770.00
Market	Value Data
Price	/ 2005 Diluted Est. EPS (x) 13.0 14.2 14.9 15.6
Price	/ 2006 Diluted Est. EPS (x) 12.1 12.7 13.4 14.0
Price	/ Stated Book - Current & Pro Forma 1/ 148.54% 166.76% 175.60% 184.50%
Price	/ Tangible Book - Current & Pro Forma 1/ 238.69% 277.76% 293.05% 308.50%
Market	Capitalization 1/ $573,219 $608,203 $638,613 $ 669,023
Fully	Diluted Per Share Data
Diluted	Net Income (2005 Est.) 2/ $48.87 $49.39 $49.38 $ 49.38
Percent	Change 1.06% 1.05% 1.04%
Diluted	Net Income (2006 Est.) 3/ $52.75 $55.02 $54.99 $ 54.97
Percent	Change 4.29% 4.24% 4.19%
Stated	Book Value $429.30 $419.77 $418.56 $ 417.35
Percent	Change -2.22% -2.50% -2.79%
Tangible	Book Value $267.16 $252.02 $250.81 $ 249.60
Percent	Change -5.67% -6.12% -6.57%
Ratios
Equity/Assets	7.34% 6.96% 6.95% 6.93%
Tangible	Equity/Assets 4.72% 4.32% 4.30% 4.29%
Leverage	Ratio 6.92% 6.44% 6.42% 6.40%
Tier	1 Ratio 8.86% 8.24% 8.21% 8.19%
Total	Capital Ratio 12.44% 11.83% 11.80% 11.78%
ROAA	(based on 2005 net income) 0.92% 0.93% 0.93% 0.93%
ROAE	(based on 2005 net income) 11.90% 12.65% 12.69% 12.72%

Footnotes

Note: Balance sheet adjusted for Summit transaction.

Repurchase occurs on September 30, 2005. Management earnings estimate used.

1/ Assumes stock price stays at repurchase price.

2/ Includes estimated pre-tax cost savings of $336. 3/ Includes estimated pre-tax cost savings of $1,345.

Tab 6

Conclusion

Conclusion

Ryan Beck’s opinion is directed to the Board of Directors of First Citizens solely for their use in valuing the common stock of shareholders of First Citizens for purposes of executing the contemplated Transaction. Ryan Beck has not considered, nor is Ryan Beck expressing any opinion herein with respect to the price at which First Citizens common stock will trade subsequent to the share repurchase.

It is the opinion of Ryan Beck that:

GIVEN THE CONTEMPLATED TRANSACTION, THE FAIR VALUE OF A SHARE OF FIRST CITIZENS COMMON STOCK FALLS WITHIN A RANGE OF $700.00 AND $770.00 PER SHARE. VALUES WITHIN THIS RANGE MAY BE USED TO REPURCHASE UP TO 30,053 SHARES IN THE CONTEMPLATED TRANSACTION.

Tab 7

Ryan Beck Relationship

Relationship with Ryan Beck

Ryan Beck has not had a prior Investment Banking relationship with First Citizens Bancorporation. Ryan Beck’s research department does not provide published investment analysis on First Citizens Bancorporation. Ryan Beck does act as a market maker in First Citizens Bancorporation common stock.

In the ordinary course of its business as a broker-dealer, Ryan Beck may trade equity securities of First Citizens Bancorporation for its own account and the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities.